EXHIBIT 99.1

Vertical Branding, Inc. Names Daniel McCleerey Chief Financial Officer
Wednesday May 14, 7:20 am ET

LOS ANGELES--(BUSINESS WIRE)--Vertical Branding, Inc. (OTCBB:VBDG - News) announced today that, effective May 16, 2008, Daniel McCleerey will succeed Victor Brodsky as the Company’s Chief Financial Officer. Mr. Brodsky is expected to remain with the Company on a transitional basis.

Mr. McCleerey comes to Vertical Branding with 30 years of experience in accounting and finance positions with both private and public companies of varying sizes and industries, with additional experience and expertise in the development and integration of financial, operational and reporting systems. Mr. McCleerey joined Vertical Branding as Vice President of Finance at the end of April. Prior to joining VBI, Mr. McCleerey was, since 2006, acting CFO for Inogen, Inc., a venture capital-backed, start-up medical device company.

Prior to Inogen, between 1998 and 2006, he was Corporate Controller for Semtech Corporation, a Nasdaq-listed international semiconductor manufacturer, where his responsibilities included financial reporting, Sarbanes-Oxley compliance and financial systems integration of domestic and foreign operations and acquired businesses. From 1996 to 1998, Mr. McCleerey served as CFO for Container Components, a privately held international plastics manufacturing company, where he spearheaded a turnaround effort that transformed the company into a profitable, financially stable enterprise.

Mr. McCleerey’s experience also includes three years of business consulting engagements for large and small public and private companies; a nine-year stint as Director of Financial Planning, Budgets and Analysis for Pharmavite Corporation, a packaged goods manufacturer of vitamins; as well as having served as Supervisor of Financial Planning for Jafra Cosmetics Inc., Cost Accounting Manager for Dolco Packaging Corp., Senior Cost Accountant for Gulf & Western Elco Corp. and Cost Accountant with United States Gypsum Co. Mr. McCleerey holds a Bachelor of Science, Business Administration from California State University, Northridge, with emphasis in Accounting and Finance.

“After consideration of a number of highly qualified candidates, we believe we have found in Dan McCleerey a range and depth of skills and experience well suited to the needs and business of Vertical Branding,” commented Nancy Duitch, CEO. “In addition to his comprehensive finance and accounting expertise, including in the public company context, Dan has a demonstrated ability for bringing organizational and systemic enhancements to the businesses which he has served as a financial executive or business consultant. These skills will be essential as we look not only to build an infrastructure that will scale with the Company, but also to our planning, analysis and operational strategies.”

“Being chosen to head up accounting, financial planning, and operations for Vertical Branding is truly an exciting opportunity,” commented Mr. McCleerey. “I look forward to working with the outstanding VBI management team, and to leveraging and extending my experience with this dynamic, multifaceted and rapidly growing company.”

About Vertical Branding, Inc.

Vertical Branding is a consumer products company selling high-quality household, beauty and personal care products at affordable prices. The Company builds consumer awareness for its products and brands through direct response television, Internet and print advertising, with the goal of broader wholesale distribution to many of the country's largest retailers and drug chains as well as catalogs, home shopping channels and international distributors. Vertical Branding develops its own proprietary products and brands and licenses the rights to other select products that pass its rigorous screening process. The Company's hottest-selling products and brands currently include SteamBuddy, MyPlace, Hercules Hook, ZorbEEZ, EZ Foldz Step Stool and StarMaker Cosmetics.

Information Regarding Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and management team member and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

Contact:

CCG Investor Relations and Strategic Communications

Sean Collins, Senior Partner, 310-477-9800 ext. 202

www.ccgir.com

or

5W Public Relations

Media Relations:

Alyssa Miller, 212-999-5585

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Source: Vertical Branding, Inc.